Exhibit 10.52
TWELFTH AMENDMENT TO OFFICE LEASE
1099 18th Street, Denver, Colorado
For valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant (as defined below) agree as of the Effective Date that:
1.Definitions. In this Twelfth Amendment, the following terms have the meaning given:
(a)Effective Date: March 3, 2008.
(b)Landlord: Cumberland Office Park, LLC, a Georgia limited liability company.
(c)Tenant: Anadarko Petroleum Corporation, a Delaware corporation.
(d)Lease: Agreement of Lease, dated July 30, 2002, between Denver-Stellar Associates Limited Partnership, a Delaware limited partnership ("DSA") and Western Gas Resources, Inc. ("Original Tenant") ("Original Lease"), as amended by:
(1)First Amendment to Lease, dated as of September 10, 2002, between DSA and Original Tenant ("First Amendment");
(2)Second Amendment to Lease, dated as of July 23, 2004, between DSA and Original Tenant ("Second Amendment");
(3)Third Amendment to Lease, dated as of November 1, 2004, between DSA and Original Tenant ("Third Amendment");
(4)Fourth Amendment to Lease, dated as of December 31, 2004, between DSA and Original Tenant ("Fourth Amendment");
(5)Fifth Amendment to Lease, dated as of April 20, 2005, between DSA and Original Tenant ("Fifth Amendment");
(6)Sixth Amendment to Lease, dated as of May 18, 2005, between DSA and Original Tenant ("Sixth Amendment");
(7)Seventh Amendment to Lease, dated as of June 15, 2005, between DSA and Original Tenant ("Seventh Amendment");
(8)Eighth Amendment to Lease, dated as of November 15, 2005 ("Eighth Amendment"), between Landlord, as successor-in-interest to DSA and Original Tenant;
(9)Ninth Amendment between Landlord and Tenant, successor in interest to Original Tenant, dated as of February 16, 2007 ("Ninth Amendment") adding the Expansion Space (as defined below);
(10)Tenth Amendment dated September 11, 2007, between Landlord and Tenant ("Tenth Amendment");
(11)Eleventh Amendment dated November 9, 2007, between Landlord and Tenant ("Eleventh Amendment"); and
(12)This Twelfth Amendment.
(e)Existing Space: Existing Space is comprised of approximately 103,263 rentable square feet more particularly described in the Ninth Amendment and on the Premises Schedule attached as Schedule 1 to the Eleventh Amendment (the "Premises Schedule").

(f)Ninth Amendment Expansion Space: Expansion Space added pursuant to the Ninth Amendment is comprised of the floors or portions thereof more particularly described in the Ninth Amendment and on the Premises Schedule.
(g)Tenth Amendment Expansion Space: Additional space added to the Premises and more particularly described in the Tenth Amendment and on the Premises Schedule.
(h)Suites 400 and 600: Additional space added to the Premises and more particularly described in the Eleventh Amendment and on the Premises Schedule.
(i):Suite 1800: Approximately 14,090 rentable square feet on the eighteenth floor of the Building as shown on Exhibit B to this Twelfth Amendment and the electrical closet on the 17th floor. [
(j)Building Address:    Granite Tower
1099 18th Street
Denver, CO 80202
(k)Extended Expiration Date: April 30, 2018.
(l)Scheduled Delivery Date of Suite 1800: April 8, 2008, subject to the timely vacation of the existing tenant and subject to Exhibit C of the Ninth Amendment.
(m)Delivery Date: The actual delivery date as determined pursuant to Exhibit C to the Ninth Amendment for the space defined in subparagraph (h) and (i) above. The Delivery Date for such space will be confirmed by a Delivery Date Certificate substantially in the form of Exhibit D attached to the Ninth Amendment.
(n)Capitalized Terms. Any capitalized term used in this Twelfth Amendment but not defined in this Twelfth Amendment has the meaning set forth for such term in the Ninth Amendment.
2.Controlling Lease Documents/Conditions. Except as specifically set forth in paragraph 5 of the Ninth Amendment, as of the Effective Date, the term "Lease" shall mean the Original Lease, plus the Ninth, Tenth, Eleventh and Twelfth Amendments. The First through Eighth Amendments, inclusive, were terminated and replaced in their entirety by the Ninth Amendment. The effectiveness of this Twelfth Amendment is expressly conditioned upon Landlord's receipt of an executed Termination Agreement with the existing tenant of Suite 1800, on terms and conditions acceptable to Landlord, on or before March 7, 2008. If such agreement is not timely received this Twelfth Amendment will be null and void and of no force and effect and Landlord will deliver Suite 1800 in accordance with the Lease without this Twelfth Amendment.
3.Suite 1800. As of the Effective Date, Landlord leases to Tenant and Tenant leases from Landlord, Suite 1800 in accordance with this Twelfth Amendment.
(a)Landlord will deliver Suite 1800 to Tenant on or before the Scheduled Delivery Date in the condition required pursuant to Exhibit C of the Ninth Amendment. Tenant acknowledges and agrees that the Scheduled Delivery Date for Suite 1800 may be delayed if the existing tenant fails to timely vacate. Landlord shall use commercially reasonable efforts to cause the existing tenant to vacate Suite 1800 on a timely basis. In the event the existing tenant fails to vacate as of the Scheduled Delivery Date, Landlord will credit to Tenant all rent received in excess of Base Rent and Additional Rent under such existing tenant's lease as a result of any holdover. The actual Delivery Date for Suite 1800 will be determined pursuant to Exhibit C to the Ninth Amendment and confirmed as required therein.
(b)In consideration for Landlord obtaining the early termination of the lease for Suite 1800, Tenant agrees that for the period from the Delivery Date through July 31, 2008 (the original termination date of the lease for Suite 1800), Tenant will pay to Landlord, Base Rent and Additional Rent for Suite 1800 at the rates set forth in the table below. If the Delivery Date for Suite 1800 is not the Scheduled Delivery Date, Landlord will provide to Tenant a credit for any holdover rent received by Landlord in excess of the Base Rent and Additional Rent paid by the existing tenant for Suite 1800. For the period from August 1, 2008 through November 30, 2008, Tenant will have no obligation to pay Base Rent or Additional Rent for Suite 1800, which is Tenant's 120 day period of rent abatement after the Delivery Date. Base Rent will commence for Suite 1800 as of December 1, 2008, at the rate set forth for the eighteenth floor on Schedule 2 to the Eleventh Amendment.

Period	Monthly Base Rent	Monthly Estimated Additional Rent**	Total Monthly Rent
DD-7/31/08	$27,886.46*	$3,271.69**	$31,158.15
*subject to proration for any partial month.
**subject to a final reconciliation in 2009 for the period from the DD through July 31, 2008.
(c)For the period commencing on the Delivery Date through July 31, 2008, Tenant will pay to the Parking Garage Operator for the right to use 19 unreserved parking spaces in the parking garage at the rate of $185.00 per month per space and 4 reserved parking spaces at the rate of $250.00 per month per space, since Tenant has agreed to pay for the parking spaces leased by the tenant vacating Suite 1800 prior to such tenant's original expiration date From and after August 1, 2008, the provisions of Paragraph 11 of the Ninth Amendment will apply to the number, rate, and kind of parking spaces allocable to Suite 1800.
(d)Tenant will have the opportunity to inspect Suite 1800 after the existing tenant vacates the space and has removed any personal property. Tenant agrees to accept Suite 1800 in its current "as-is" condition subject to Landlord's obligation to provide the tenant finish allowance described in the next sentence. The tenant finish allowance for Suite 1800 will be $40.00 per square foot.
(e)From and after the Delivery Date for Suite 1800, all references in the Lease to the term "Premises" shall be deemed to include Suite 1800, all of the Premises shown on the Premises Schedule will have been delivered and the Premises will contain approximately 269,980 rentable square feet as stated on the Premises Schedule.
(f)In the event that the existing tenant does not vacate Suite 1800 on or before April 7, 2008, and Tenant requests in a writing to Landlord that Tenant desires Landlord to undertake an eviction proceeding, Landlord agrees to take commercially reasonable legal action to evict such tenant and recover possession of Suite 1800 to deliver it to Tenant in accordance with this Twelfth Amendment, provided that Tenant agrees to reimburse Landlord for all reasonable costs and expenses, including reasonable attorneys' fees and court costs, incurred by Landlord in pursuing such eviction. Tenant will reimburse Landlord for such costs within 30 days' after receipt of an itemized statement therefor.
(g)Within fifteen (15) days after receipt of an invoice therefor, Tenant will pay to Landlord fifty percent (50%) of the fees for Landlord's legal counsel to prepare this Twelfth Amendment and the termination agreement discussed above; provided such total fees shall not exceed $5,000.
4.Broker. Each of Landlord and Tenant represents and warrants to the other that neither has dealt with any broker or agent in negotiating this Twelfth Amendment except Frederick Ross Company (Landlord's broker) and Cushman & Wakefield of Texas, Inc. (Tenant's broker) (collectively, the "Brokers"). Landlord will pay any commission owed to the Brokers pursuant to a separate agreement. Each of Landlord and Tenant will indemnify and hold the other harmless from all damages paid or incurred by the other resulting from any claims asserted against such party by brokers or agents claiming through the other party.
5.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall remain and continue in full force and effect as amended herein. Tenant confirms that Landlord is in compliance with the Lease provisions and that Tenant does not have any defenses, claims or offsets against Landlord as of the date hereof. As of the date hereof, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or the use or occupancy of the Premises prior to the date hereof. Except as specifically modified in this Twelfth Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this Twelfth Amendment and the terms and provisions of the Lease as amended by the Ninth, Tenth and Eleventh Amendments, the terms and provisions of this Twelfth Amendment shall govern.
6.Authority. Each of Landlord and Tenant represents and warrants to the other that the person executing this Twelfth Amendment on behalf of such party is duly authorized to do so. As of the Effective Date, Tenant represents and warrants to Landlord that (a) there are no subleases, assignments, or other agreements between Tenant and any third party concerning or affecting the Lease or the Premises or any portion thereof; and (b) Tenant has not assigned, conveyed, pledged, or granted any interest in the Lease or any portion of the Premises to any person or entity.

7.Miscellaneous Provisions.
(a)Governing Law. The governing law of this Twelfth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
(b)Complete Agreement. This Twelfth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
(c)Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Twelfth Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
(d)Amendment. This Twelfth Amendment may not be amended except in writing signed by the parties hereto.
(e)Headings. The paragraph headings of this Twelfth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
(f)Binding Effect. This Twelfth Amendment becomes effective only upon the execution and delivery by Landlord and Tenant.
(g)Time. Time is of the essence hereof.
(h)Survival. All covenants, agreements, representations and warranties as set forth in this Twelfth Amendment shall survive the termination of the Lease as amended herein.
(i)Counterparts. This Twelfth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
(j)Exhibits. The following schedule and exhibits are attached to and incorporated in this Twelfth Amendment.
Exhibit B    Suite 1800
The undersigned have executed this Twelfth Amendment as of the Effective Date.

LANDLORD:	TENANT:

Cumberland Office Park, LLC, a Georgia limited liability company	Anadarko Petroleum Corporation, a Delaware corporation

By: GPI Tower, Ltd., a Texas corporation, its member	By: /s/ Authorized Signatory Name: Authorized Signatory Title: Manager ITA, RE, & Bus Srv

By: SF Realty, Inc., a Texas corporation, its general partner

By: /s/ Stephanie T. Lawrence Name: Stephanie T. Lawrence Title: Vice President - Managing Director - Denver

EXHIBIT B

SUITE 1800

SUITE 1800
SUITE 1820
SUITE 1840
18TH FLR.
GRANITE TOWER
1099 18TH STREET DENVER COLORADO
18TH FLOOR

Exhibit B